EXHIBIT 99.1

RealPage Chairman and Chief Executive Officer Adopts Rule 10b5-1 Trading Plan

CARROLLTON, Texas, May 20, 2011 (GLOBE NEWSWIRE) -- RealPage, Inc. (Nasdaq:RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, today announced that Steve Winn, chairman and CEO of RealPage, and his affiliates adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and RealPage's policies regarding stock transactions.

This plan was adopted to enable Mr. Winn and his affiliates to sell a portion of their RealPage stock over time as part of Mr. Winn's long-term strategy for asset diversification and liquidity. The transactions under the plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Utilizing this type of plan, Mr. Winn can gradually diversify his investment portfolio, spreading stock trades out over an extended period of time and reducing market impact. In addition, as a result of being established well in advance of a potential trade, the plan helps avoid concerns as to whether Mr. Winn or his affiliates had material, non-public information when a decision is made to sell stock.

Mr. Winn and his affiliates currently hold 27,456,350 shares of common stock, which represents 39.0% of RealPage's outstanding capital stock. Mr. Winn and his affiliates intend to sell approximately 1,000,000 shares under their Rule 10b5-1 trading plan over the next 12 months as part of a diversification plan. If all sales under this trading plan are transacted, Mr. Winn and his affiliates will retain approximately 96.4% of their current holdings of RealPage stock.

About RealPage

Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on-demand (also referred to as "Software-as-a-Service" or "SaaS") products and services to apartment communities and single family rentals across the United States. Its six on-demand product lines include OneSite® property management systems that automate the leasing, renting, management, and accounting of conventional, affordable, tax credit, student living, and military housing properties; Level One® and CrossFire® that enable owners to originate, syndicate, manage and capture leads more effectively and at less overall cost; YieldStar® asset optimization systems that enable owners and managers to optimize rents to achieve the overall highest yield, or combination of rent and occupancy, at each property; Velocity™ billing and utility management services that increase collections and reduce delinquencies; LeasingDesk® risk mitigation systems that are designed to reduce a community's exposure to risk and liability; and OpsTechnology® spend management systems that help owners manage and control operating expenses. Supporting this family of SaaS products is a suite of shared cloud services including electronic payments, document management, decision support and learning. Through its Propertyware subsidiary, RealPage also provides software and services to single-family rentals and low density, centrally-managed multifamily housing. For more information, call 1-87-REALPAGE or visit www.realpage.com.

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CONTACT: For investor inquiries, contact:
         Rhett Butler, 972-820-3773
         rhett.butler@realpage.com

         For media inquiries, contact:
         Randy Hargrove, 972-820-3076
         randy.hargrove@realpage.com